Exhibit 5.1

April 19, 2023

Pilgrim’s Pride Corporation 1770 Promontory Circle Greeley, Colorado 80634-9038

Re:	Pilgrim’s Pride Corporation – $1,000,000,000 principal amount 6.250% Senior Notes due 2033

Ladies and Gentlemen:

We have acted as New York counsel to (i) Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”) and (ii) Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation, Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, each a Minnesota limited liability company (collectively, the “Subsidiary Guarantors” and, together with the Company, the “Companies”), in connection with the issuance and sale, on the date hereof, of $1,000,000,000 in aggregate principal amount of the Company’s 6.250% Senior Notes due 2033 (the “Notes”), and the guarantees of the Notes (the “Guarantees”) by the Guarantors, under an indenture, dated April 19, 2023 (the “Base Indenture”), among the Company, the Guarantors and Regions Bank, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated April 19, 2023 (the “First Supplemental Indenture”; and the Base Indenture as supplemented by the Frist Supplemental Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee, and pursuant to (1) an automatic shelf registration statement on Form S-3ASR (Registration No. 333-270754) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2023, including the base prospectus forming part of the Registration Statement (the “Base Prospectus”), (2) a preliminary prospectus supplement, dated April 4, 2023, relating to the Notes, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Preliminary Prospectus Supplement”), (3) a final prospectus supplement, dated April 4, 2023, relating to the Notes, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus Supplement,” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”) and (4) an underwriting agreement dated April 4, 2023 (the “Underwriting Agreement”), among the Company, the Guarantors, and Barclays Capital Inc., BofA Securities, Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Mizuho Securities USA LLA, and RBC Capital Markets LLC, as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or any other prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issuance and sale of the Notes.

In connection with our opinions expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of the Companies as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	the Notes;

(vi)	the Guarantees; and

(vii)	a copy of the certificate of the Delaware Secretary of State, dated April 18, 2023, certifying the good standing of the Company under the laws of the State of Delaware.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Companies and of public officials and upon statements and information furnished by officers and representatives of the Companies with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Companies that we reviewed.

In making our examination of documents executed by parties other than the Companies, we have assumed (a) that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder, (b) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof in accordance with their respective terms and (c) that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

In rendering the opinions contained herein, we have assumed that the Notes and Guarantees will be delivered by the Companies in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that when the Notes have been duly executed, issued and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, (i) the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Companies is subject to (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, fraudulent transfer, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

The opinions expressed above are limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Notes pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

White & Case LLP

DN : VM : KK : CG